FORM OF PROXY
Abazias, Inc.

Special Meeting of Stockholders to be held on ____, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Oscar Rodriguez and Jesus Diaz or either of them acting in the absence of the other, with full power of substitution or revocation, proxies for the undersigned, to vote at the Company’s Special Meeting of Stockholders of Abazias Inc. (the “Company”), to be held at ____, local time, on ___, 2009, at 5214 SW 91st Terrace Suite A, Gainesville, FL 32608, and at any adjournment or adjournments thereof, according to the number of votes the undersigned might cast and with all powers the undersigned would possess if personally present.

(1)
To adopt the Agreement and Plan of Merger, dated as of April 29, 2009, by and among OmniReliant Holdings, Inc. (“OmniReliant”), OmniReliant Acquisition Sub, Inc., a Nevada corporation, Abazias, Inc., a Delaware corporation (Abazias-Delaware), Abazias, Inc., a Nevada corporation (Abazias-Nevada) and a wholly owned subsidiary of Abazias-Delaware, and Abazias, Inc., a Nevada corporation and a wholly owned subsidiary of Abazias Nevada.

FOR ☐ AGAINST ☐ ABSTAIN ☐

(2)	In their discretion, upon the transaction of such other business as may properly come before the meeting;

All of the above as set forth in the Proxy Statement, dated _____, 2009.

The shares represented by this proxy will be voted on Items 1, and 2 as directed by the stockholder, but if no direction is indicated, will be voted FOR each of those Items.

If you plan to attend the meeting please indicate below:

I plan to attend the meeting      ☐

Dated: _______________________

_______________________________

_______________________________
(Signature(s))
Please sign exactly as name(s) appear hereon.
When signing as attorney, executor, administrator,
trustee or guardian, please give full title as such.
Please date, sign and mail this proxy in the enclosed
envelope, which requires no postage if mailed in the United States.